FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


             /_/ Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                              See Instruction 1(b).


1.   Name and Address of Reporting Person*:    Four Partners (1)
                                               ------------------------------
                                               (LAST)        (FIRST)   (MIDDLE)

                                         c/o Thomas J. Tisch
                                         667 Madison Avenue
                                    -------------------------------------------
                                                     (STREET)

                                      New York,       New York          10021
                                    ------------------------------------------
                                        (CITY)        (STATE)           (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

          Cellegy Pharmaceuticals, Inc. (CLGY)

3.   IRS or Social Security Number of Reporting Person  (Voluntary):

4.   Statement for Month/Year:

         May 1998

5.   If Amendment, Date of Original:
      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

_____  Director

_____  Officer (give title below)

__X__  10% Owner

_____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

__X_  Form filed by One Reporting Person

____  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:
      (Instr. 3)

         Common Stock, no par value
         Common Stock, no par value

2.   Transaction Date:
      (Month/Day/Year)

         5/7/98
         5/8/98

3.   Transaction Code:
      (Instr. 8)
      Code                 V

      P
      P

4.   Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      30,000           A                    $5.125
      10,000           A                    $5.1025


5.   Amount of Securities Beneficially Owned at End of Month:
      (Instr. 3 and 4)

           1,343,500

6.   Ownership Form:   Direct (D) or Indirect (I):
      (Instr. 4)

         D
         D

7.   Nature of Indirect Beneficial Ownership:
      (Instr. 4)





Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:
      (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security:


3.   Transaction Date:
      (Month/Day/Year)


4.   Transaction Code:
      (Instr. 8)
      Code                 V


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

       (A)                 (D)


6.    Date Exercisable and Expiration Date:
       (Month/Day/Year)

       Date Exercisable             Expiration Date



7.   Title and Amount of Underlying Securities:
       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:
      (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
      (Instr. 4)


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):
       (Instr. 4)


11.  Nature of Indirect Beneficial Ownership:
       (Instr. 4)


Explanation of Responses: (1) Four Partners is a New York general partnership. The sole partners of Four Partners are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of Four Partners.



                                                FOUR PARTNERS

** Intentional misstatements or omissions       /s/ Thomas J. Tisch
   of facts constitute Federal Criminal         ---------------------------
   Violations. See 18 U.S.C. 1001 and           ** Signature of Reporting Person
   15 U.S.C. 78ff(a                                Thomas J. Tisch
                                                   Manager of Four Partners

                                                Date: 6/18/98

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.